Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249328) pertaining to the 2016 Long-Term Incentive Plan of Burford Capital Limited of our report dated March 24, 2021, with respect to the consolidated financial statements of Burford Capital Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Guernsey, Channel Islands

March 24, 2021